Exhibit 99.1

          L. B. Foster Company Reports Improved Second Quarter Results


    PITTSBURGH, July 21 /PRNewswire-FirstCall/ -- L. B. Foster Company (Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported net income of $1.3 million ($0.13 per diluted share) in the second quarter of 2004 versus net income of $1.1 million ($0.11 per diluted share) in the second quarter of 2003.

    Net sales for the second quarter of 2004 were $76.8 million compared to $75.8 million in 2003, with gross margins remaining at 12.1%. Selling and administrative expenses increased $0.2 million or 3% over the same prior year period. Second quarter interest expense declined 19% from the prior year due principally to the retirement of a $10.0 million notional amount LIBOR based interest rate collar agreement in April 2004 that had a minimum interest rate that was higher than the current LIBOR rate. Other income increased
$0.3 million primarily as a result of the mark-to-market adjustment recorded by the Company related to its remaining interest rate collar.

    For the six months ended June 30, 2004, the Company reported net income of $1.2 million ($0.12 per diluted share) versus net income of $0.9 million ($0.10 per diluted share) for the same period a year ago. The prior year results include a net loss from discontinued operations of $0.3 million
($0.03 per diluted share).

    Net sales for the six months ended June 30, 2004 were $142.3 million compared to $135.3 million in 2003, an increase of 5% while gross margins declined by 1.1 percentage points to 10.8%. The increase in net sales was due primarily to a 30% increase in new rail distribution sales, and, to a lesser extent, a 15% increase in piling sales. The decline in gross profit margin percentage was due to the fact that our first quarter sales increases came primarily from our lower margin distribution businesses while many of our higher margin manufacturing/fabrication units experienced lower sales volumes. Selling and administrative expenses remained stable as compared to the same prior year period. Interest expense declined 19% as a result of the previously mentioned collar retirement and a reduction in average borrowing levels during the current year. Other income increased $0.7 million primarily as a result of the previously mentioned second quarter mark-to-market adjustment recorded by the Company related to its remaining interest rate collar and the first quarter sale of the Company's former Newport, KY pipe coating machinery and equipment which had been classified as "held for resale."

    Cash flow from operations was negative for the first six months of 2004 as the Company's working capital has increased with the increased sales volume. The cash requirements were funded primarily from existing cash and revolving credit facility borrowings. Capital expenditures for the six months ended
June 30, 2004 were $1.5 million as compared to $1.3 million in the same period of 2003.

    President and CEO, Stan Hasselbusch commented, "We are pleased with the second quarter performance of our Rail and Piling distribution units, as well as our Concrete Tie businesses; however, continued weakness in our Fabricated Products, Coated Pipe and Concrete Buildings businesses negatively impacted profitability in the second quarter."

    Hasselbusch continued, "The Building unit's weakness was in large part due to delayed Federal spending due to wildfire concerns that hampered plant volumes in the second quarter. Order levels strengthened significantly in June, however, which we expect will have a positive impact on Building's results in the third quarter compared to the second quarter. Fabricated Products, meanwhile continues to be hurt by the lack of a new Federal highway and transit bill. While we expect the amount of funding under this legislation will be larger than its predecessor TEA-21, passage will not result in increased activity in our Rail and Construction businesses until the second quarter of 2005."

    Mr. Hasselbusch concluded by saying, "After a slower than expected first quarter, our Concrete Tie business performed very well on the strength of turnout tie sales as well as strong standard tie volumes. We are also pleased that our supplier of sheet piling completed a successful rolling of PZ-27 during June, which gives us more confidence that our supply will be more reliable in the coming months."

    The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects (including the passage of an adequate highway and transit bill), the potential value or viability of the DM&E, the ability to secure significant sales contracts, the Company's ability to obtain special trackwork products and continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements.



                 CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                    L. B. FOSTER COMPANY AND SUBSIDIARIES
                   (In Thousands, Except Per Share Amounts)


                                        Three Months Ended  Six Months Ended
                                             June 30,           June 30,
                                          2004     2003      2004      2003
                                           (Unaudited)        (Unaudited)

    NET SALES                            $76,827  $75,796  $142,279  $135,315

    COSTS AND EXPENSES:
    Cost of goods sold                    67,494   66,600   126,964   119,186
    Selling and administrative
      expenses                             7,054    6,830    13,455    13,397
    Interest expense                         469      578       932     1,157
    Other income                            (350)     (54)   (1,044)     (374)
                                          74,667   73,954   140,307   133,366

    INCOME FROM CONTINUING OPERATIONS
    BEFORE INCOME TAXES                    2,160    1,842     1,972     1,949

    INCOME TAXES                             865      719       790       762

    INCOME FROM CONTINUING OPERATIONS      1,295    1,123     1,182     1,187

    DISCONTINUED OPERATIONS:
    LOSS FROM OPERATIONS OF FOSTER
     TECHNOLOGIES                              0      (60)        0      (440)
    INCOME TAX BENEFIT                         0      (23)        0      (173)
    LOSS ON DISCONTINUED OPERATIONS            0      (37)        0      (267)

    NET INCOME                            $1,295   $1,086    $1,182      $920

    BASIC AND DILUTED EARNINGS / (LOSS)
     PER SHARE:
      FROM CONTINUING OPERATIONS           $0.13    $0.12     $0.12     $0.12
      FROM DISCONTINUED OPERATIONS          0.00    (0.00)     0.00     (0.03)
    BASIC AND DILUTED EARNINGS / (LOSS)
     PER SHARE                             $0.13    $0.11     $0.12     $0.10

    AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING - BASIC                    9,945    9,568     9,876     9,546

    AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING - DILUTED                 10,254    9,671    10,202     9,633


                      L. B. Foster Company and Subsidiaries
                            Consolidated Balance Sheet
                                     ($ 000's)


                                              June 30,        December 31,
                                                2004              2003
      ASSETS                                (Unaudited)

      CURRENT ASSETS:
         Cash and cash items                        $2,723            $4,134
         Accounts and notes receivable:
            Trade                                   46,043            34,668
            Other                                      345               105
         Inventories                                37,330            36,894
         Current deferred tax assets                 1,413             1,413
         Other current assets                        1,142               877
         Property held for resale                        0               446
             Total Current Assets                   88,996            78,537

      OTHER ASSETS:
         Property, plant & equipment-net            31,930            33,135
         Goodwill                                      350               350
         Other intangibles - net                       508               585
         Investments                                14,202            13,707
         Deferred tax assets                         4,073             4,095
         Other non-current assets                      418               750
              Total Other Assets                    51,481            52,622

                                                  $140,477          $131,159

      LIABILITIES AND STOCKHOLDERS'
       EQUITY

      CURRENT LIABILITIES:
         Current maturities on long-term
          debt                                        $481              $611
         Accounts payable-trade and other           27,783            23,874
         Accrued payroll and employee
          benefits                                   3,271             2,909
         Current deferred tax liabilities            1,749             1,749
         Other accrued liabilities                   2,756             2,550
             Total Current Liabilities              36,040            31,693

      LONG-TERM BORROWINGS                          21,000            17,000
      OTHER LONG-TERM DEBT                           3,623             3,858
      DEFERRED TAX LIABILITIES                       3,653             3,653
      OTHER LONG-TERM LIABILITIES                    3,070             4,411

      STOCKHOLDERS' EQUITY:
         Class A Common stock                          102               102
         Paid-in Capital                            35,030            35,018
         Retained Earnings                          39,581            38,399
         Treasury Stock                               (985)           (2,304)
         Accumulated Other Comprehensive
          Loss                                        (637)             (671)
             Total Stockholders' Equity             73,091            70,544

                                                  $140,477          $131,159



SOURCE  L. B. Foster Company
    -0-                             07/21/2004
    /CONTACT: Stan L. Hasselbusch of L. B. Foster Company, +1-412-928-3417, or Fax, +1-412-928-7891, or Email, investors@LBFosterCo.com /
    (FSTR)

CO:  L. B. Foster Company
ST:  Pennsylvania
IN:  CST TRN
SU:  ERN